UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2006

YouthStream Media Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27556	13-4082185
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

244 Madison Avenue, PMB #358, New York, New York 10016
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (212) 883-0083

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 20, 2006, Robert N. Weingarten tendered his resignation as the Company’s Chief Financial Officer and Secretary and with respect to all the positions that he holds in the Company’s subsidiaries. Mr. Weingarten’s resignation will be effective as of August 31, 2006 or earlier if requested by the Company’s Board of Directors (the “Board”).

On June 22, 2006, Jonathan V. Diamond tendered his resignation as the Company’s Chief Executive Officer and with respect to all executive positions that he holds in the Company’s subsidiaries. Mr. Diamond’s resignation will be effective as of August 31, 2006 or earlier if requested by the Board. Mr. Diamond will continue to serve as the Company’s Chairman of the Board.

The Board anticipates filling these executive positions concurrent with their vacancy and in any event on or before August 31, 2006.

(d) On June 26, 2006, the Board increased its size from five to six members and elected Jess Ravich as a Class III director to fill the newly-created vacancy. At this time, the Board has not determined if Mr. Ravich will be appointed to any Board committees.

There are no arrangements or understandings between Mr. Ravich and any other person pursuant to which Mr. Ravich was selected as a director.

Mr. Ravich is the Chairman and Chief Executive Officer of Libra Securities, LLC (“Libra Securities”), a Los Angeles based investment banking firm that focuses on capital raising and financial advisory services for middle market corporate clients and the sales and trading of debt and equity securities for institutional investors. Prior to founding Libra Securities in 1991, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert. Mr. Ravich serves on the board of directors of Cherokee Inc., Continental AFA Dispensing Company and the board of managers of OpBiz, LLC. In addition to his professional responsibilities, Mr. Ravich is also on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls.

Mr. Ravich is a principal of Libra/KES Investment I, LLC (“Libra/KES”), the Manager of KES Holdings, LLC, a Delaware limited liability company (“KES Holdings”), in which the Company currently owns a 2.67% membership interest. In addition, affiliates of Mr. Ravich, including a trust for the benefit of Mr. Ravich and certain of his family members (the “Ravich Trust”), are investors in KES Holdings. Through Mr. Ravich’s relationships with the Ravich Trust, Libra/KES and Libra Securities Holdings, LLC (“Libra Holdings”), the parent of Libra Securities, Mr. Ravich has direct and indirect material interests in the following transactions to which the Company was a party during the last two fiscal years.

As previously announced, in September 2003, the Company invested $125,000 to acquire a 1.00% membership interest in KES Holdings (such membership interest has increased to 2.67% as a result of the redemption of another member’s interest), which was formed to acquire certain assets of Kentucky Electric Steel, Inc., a Delaware corporation (“KES”), consisting of a steel mini-mill located in Ashland, Kentucky (the “Mill”). KES had ceased production on or about December 16, 2002 and filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 5, 2003. On September 2, 2003, KES Holdings, through its subsidiary, KES Acquisition Company, LLC, a Delaware limited liability company (“KES Acquisition”), completed the acquisition of the Mill pursuant to Section 363 of the United States Bankruptcy Code for cash consideration of $2,650,000. The acquisition of the Mill by KES Acquisition was funded through capital contributions of the members of KES Holdings, which were also used for start-up costs, working capital purposes and payment of deferred maintenance on the Mill.

On March 9, 2005, the Company completed its acquisition of KES Acquisition (the “Acquisition”), which was deemed effective March 1, 2005. Pursuant to definitive agreements executed with KES Holdings and Atacama Capital Holdings, Ltd., a British Virgin Islands company (“Atacama,” and together with KES Holdings, collectively, the “Sellers”), the Company, through its newly-formed subsidiary, YouthStream Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), acquired 100% of the membership interests of KES Acquisition by acquiring (i) a 37.45% membership interest from KES Holdings and (ii) all of the capital stock of Atacama KES Holding Corporation (“Atacama KES”), a wholly-owned subsidiary of Atacama and the owner of the remaining 62.55% membership interest in KES Acquisition. As consideration for the Acquisition, Acquisition Corp. issued to the Sellers (i) $40,000,000 in promissory notes (the “Notes”), (ii) 25,000 shares of 13% Series A Non-Convertible Preferred Stock with an aggregate liquidation value of $25,000,000 (the “13% Series A Preferred Stock”) and (iii) 100% of its authorized shares of Series B Non-Voting Common Stock. With respect to the $65,000,000 of purchase consideration, $19,000,000 of the Notes and $10,000,000 of the 13% Series A Preferred Stock were issued to KES Holdings, and $21,000,000 of the Notes and $15,000,000 of the 13% Series A Preferred Stock were issued to Atacama. Subordinated Promissory Notes issued by KES Acquisition in the original principal amount of $1,650,000 and $450,000 are payable to the Ravich Trust and Libra Holdings, respectively.

Mr. Ravich either directly or through the Ravich Trust, holds 1,860,000 shares of the Company's common stock, warrants to purchase 500,000 shares of the Company's common stock exercisable through August 31, 2008, 1,000,000 shares of the Company’s redeemable preferred stock, and an option to purchase 200,000 shares of the Company’s common stock exercisable through June 26, 2013, which was issued to Mr. Ravich under the Company’s 2000 Stock Incentive Plan in connection with his election to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUTHSTREAM MEDIA NETWORKS, INC. (Registrant)

Date: June 26, 2006	By:	/s/ ROBERT N. WEINGARTEN
Robert N. Weingarten
Chief Financial Officer